Exhibit 99.1

For investor inquiries, contact:	For media inquiries, contact:
Craig Scott	Norman Iannarelli
Vice President - Capital Markets	HWH Public Relations/New Media
Cano Petroleum, Inc.	203.856.3487
800.769.7205	normani@hwhpr.com
craig@canopetro.com

Cano Petroleum Announces $24 Million Panhandle Acquisition

FORT WORTH, TX. May 1, 2006. Cano Petroleum, Inc. (Amex:CFW) (“Cano”) announced today that a wholly owned subsidiary has closed an acquisition of producing oil and gas properties in the Texas Panhandle Field for a purchase price of $24,000,000.

The acquisition adds approximately 400 net barrels of oil equivalent (BOE) to Cano’s daily production and approximately 7 million BOE to Cano’s proved reserves, of which approximately 2.1 million BOE are proved producing. The properties cover approximately 9,700 acres and include 2 workover rigs and other equipment valued at approximately $1.25 million. The properties offset existing production and are intended to be incorporated into existing operations without any measurable increase in G&A costs.

The effective date of the acquisition is February 1, 2006 and the acquisition was funded through an existing credit facility with Union Bank of California. As a part of the financing terms, 50% of the newly acquired production will be hedged with a ‘floor’ at $60 per barrel and $7.60 per mcf during the three year period beginning May 2006. The three year hedge does not have a ‘ceiling’ which would limit the upside potential in the event that oil prices increase.

Jeff Johnson, Cano’s Chairman and CEO stated “This acquisition, at a cost of $3.25 per BOE of proved reserves, constitutes further evidence of Cano’s ability to identify and target acquisition opportunities within our core areas which provide excellent operational synergies, efficient use of existing infrastructure and personnel, and meaningful reserve and production accretion.”

Cano will hold a conference call with a slide presentation to discuss the acquisition on Tuesday, May 2, 2006, at 2 P.M. Eastern Time (1 P.M. Central Time).

Interested parties can participate in the call by dialing 866.831.6267 (617.213.8857 outside the U.S.). The passcode is 32727815. The call and the presentation is also being webcast by Thomson/CCBN and can be accessed via the webcast icon on Cano’s website at www.canopetro.com.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven onshore fields using secondary and enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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